FORM 3

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

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Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person:
     Last: Proal             Street: c/o Brilliant Digital Entertainment, Inc.
     First: Olympia                  6355 Topanga Canyon Blvd., #513
     Middle: Victoria        City: Woodland Hills
                             State: CA           Zip: 91367

2.   Date of Event Requiring Statement (Month/Day/Year): 7/21/97

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Issuer Name and Ticker or Trading Symbol: Brilliant Digital Entertainment,
Inc.
     AMEX Trading Symbol "BDE"

5.   Relationship of Reporting Person to Issuer (Check all applicable):
     [ ]      Director
     [ ]      10% Owner
     [X]      Officer (give title below):
     [ ]      Other (specify below):
              Vice President, Sales and Marketing
              -------------------------------------

6.   If Amendment, Date of Original (Month/Day/Year):


        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security       2. Amount of   3. Ownership   4. Nature of
   (Instr. 4)              Securities     Form;          Indirect
                           Beneficially   Direct (D)     Beneficial
                           Owned          or Indirect    Ownership
                           (Instr. 4)     (I)            (Instr. 5)
                                          (Instr. 5)

                TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
            E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1.Title          2.Date Exer-  3.Title and   4.Conver-  5.Owner-    6.Nature
  of             cisable       Amt. of       sion or    ship        of In-
  Deri-          and Ex-       Securities    Exercise   Form        direct
  vative         piration      Underlying    Price of   of Deri-    Benefi-
  Security       Date (Month/  Derivative    Deri-      vative      cial
  (Instr.4)      Day/Year)     Security      vative     Security:   Owner-
                 (Instr.4)                   Security   Direct(D)   ship
                                                        or Indi-    (Instr.
                                                        rect(I)     5)
                                                        (Instr.5)

                 Date  Expira- Title  Amt or
                 Exer- tion           No. of
                 cis   Date           Shares
                 able

Stock Options    (1)   7/17/07 Common 30,000  $5.875    D
(right to buy)                 Stock


Explanation of Responses:

(1) The option vests and becomes exercisable in four equal annual installments of 7,500 shares each, commencing January 1, 1998.


** Intentional misstatements or omissions of facts constitute
   Federal Criminal Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/S/ OLYMPIA PROAL                                            July 29, 1997
-------------------------------                              -------------
**Signature of Reporting Person                              Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.
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